PRESS RELEASE

Pacific CMA, Inc. (“PAM”) announces that the AMEX’s staff seeks to delist PAM’s securities from the AMEX.

Jamaica, New York. December 7, 2006 (AMEX: PAM) Pacific CMA, Inc. (“PAM”) received notice from the AMEX staff stating they were commencing proceedings to delist PAM’s common stock from the AMEX due to alleged violations of Sections 401(a), 1002(d), 1002(e), 1003(d) and 1003(f)(iii) of the AMEX’s Company Guide, in that PAM’s officers and agents acting in conjunction with an AMEX specialist’s former officer, certain market makers and others allegedly manipulated the market price of PAM’s common stock and unlawfully issued shares of its common stock in order to meet the AMEX’s listing criteria while failing to disclose same to the AMEX, shareholders, investors and the marketplace. The AMEX staff also asserts that PAM’s securities were not eligible for listing at the time of PAM’s application for listing, are not eligible now and in the public interest are subject to delisting from the AMEX.

PAM intends to appeal this determination and request a hearing on the allegations before a committee of the AMEX. PAM categorically denies the allegations, believing they are based upon misinterpretations of the facts and falsehoods. PAM will take every action and effort to debunk the allegations of the AMEX staff and prevent a delisting of its common stock from the AMEX. There can be no assurance that PAM’s request for continued listing will be granted.

About Pacific CMA, Inc.

PAM is an international, non-asset based supply-chain management company, providing air and ocean freight forwarding, contract logistics and other logistics-related services. PAM’s large and diverse global and local customers operate in industries with unique supply chain requirements, such as the apparel and technology industries. Its AGI Logistics (HK) Ltd. operating unit, based in Hong Kong, is focused on integrated logistics, freight forwarding and warehousing services in the Far East region and Mainland China. Its Airgate International operating unit, founded in 1995, is based in New York and primarily handles import air and ocean shipments from the Far East and Southwest Asia to the United States. The newest division, Paradigm Global Logistics, is located in Los Angeles. For more information, please refer to the Company’s website: http://www.pacificcma.com.

Forward-Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of PAM, its directors, or its officers with respect to the future operating performance of PAM. These forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “plan,: “estimate,” “approximately,” “intend,” and other similar words and expressions, or future or conditional verbs such as “should,” “would,” “could,” and “may.” In addition, PAM may from time to time make such written or oral “forward-looking statements” in filings with the Securities and Exchange Commission (including exhibits thereto), in its reports to shareholders, and in other communications made by or with the approval of PAM. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in PAM’s periodic filings with the Securities and Exchange Commission.